Exhibit 99.1

NEWS	NOBLE CORPORATION 13135 South Dairy Ashford, Suite 800 Sugar Land, TX 77478 Phone: 281-276-6100 Fax: 281-491-2092
Noble Corporation Intends to Change Its Place of Incorporation
     SUGAR LAND, Texas, March 26, 2009 — Noble Corporation (NYSE: NE) announced that it received approval today from the Grand Court of the Cayman Islands of the previously announced merger, reorganization and consolidation transaction by way of schemes of arrangement under Cayman Islands law. The transaction, if completed, will effectively change the place of incorporation of the parent holding company of the Noble group of companies from the Cayman Islands to Switzerland. Noble estimates that all of the conditions to the closing of the transaction will be met and that it will complete the transaction prior to the open of business on March 27, 2009.
     Upon completion of the transaction, the Noble group holding company will continue to be subject to SEC reporting requirements, and its shares will be listed on the New York Stock Exchange under the symbol “NE,” Noble’s current trading symbol.
About Noble
     Noble is a leading offshore drilling contractor for the oil and gas industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 63 offshore drilling units (including five rigs currently under construction) located worldwide, including in the Middle East, India, the U.S. Gulf of Mexico, Mexico, the North Sea, Brazil, and West Africa. Noble’s ordinary shares are traded on the New York Stock Exchange under the symbol “NE”.
FORWARD-LOOKING STATEMENTS
     This news release may contain “forward-looking statements” about the business, financial performance and prospects of Noble. Statements about Noble’s or management’s plans, intentions, expectations, beliefs, estimates, predictions, or similar expressions for the future, including those regarding the proposed transaction, the timing thereof and listing on the New York Stock Exchange, are forward-looking statements. No assurance can be given that the outcomes of these forward-looking statements will be realized, and actual results could differ materially from those expressed as a result of various factors. A discussion of these factors, including risks and uncertainties, is set forth from time to time in Noble’s filings with the SEC.

NC-478
3/26/09
For additional information, contact:

For Investors:	Lee M. Ahlstrom, Vice President – Investor Relations and Planning, Noble Drilling Services Inc., 281-276-6440

For Media:	John S. Breed, Director of Corporate Communications, Noble Drilling Services Inc., 281-276-6729